UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

RTI International Metals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74973W107

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 74973W107	Page 1 of 22

1	Names of reporting persons The Carlyle Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 2 of 22

1	Names of reporting persons Carlyle Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 3 of 22

1	Names of reporting persons Carlyle Holdings I GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 74973W107	Page 4 of 22

1	Names of reporting persons Carlyle Holdings I GP Sub L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 5 of 22

1	Names of reporting persons Carlyle Holdings I L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 6 of 22

1	Names of reporting persons TC Group, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 7 of 22

1	Names of reporting persons TC Group Sub L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 8 of 22

1	Names of reporting persons TC Group CSP II, L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 9 of 22

1	Names of reporting persons CSP II General Partner, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,031,615
	7	Sole dispositive power 0
	8	Shared dispositive power 2,031,615
9	Aggregate amount beneficially owned by each reporting person 2,031,615
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.7%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 10 of 22

1	Names of reporting persons Carlyle Strategic Partners II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,963,371
	7	Sole dispositive power 0
	8	Shared dispositive power 1,963,371
9	Aggregate amount beneficially owned by each reporting person 1,963,371
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 11 of 22

1	Names of reporting persons CSP II Coinvestment, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 68,244
	7	Sole dispositive power 0
	8	Shared dispositive power 68,244
9	Aggregate amount beneficially owned by each reporting person 68,244
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 12 of 22

1	Names of reporting persons DBD Cayman Holdings, Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 13 of 22

1	Names of reporting persons DBD Cayman, Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person OO (Cayman Islands Exempt Company)

SCHEDULE 13G

CUSIP No. 74973W107	Page 14 of 22

1	Names of reporting persons TCG Holdings Cayman II, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 15 of 22

1	Names of reporting persons TC Group Cayman Investment Holdings, L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.0%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 74973W107	Page 16 of 22

ITEM 1.	(a)	Name of Issuer:

RTI International Metals, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania 15108-2973

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group, L.L.C.

TC Group Sub L.P.

TC Group CSP II, L.L.C.

CSP II General Partner, L.P.

Carlyle Strategic Partners II, L.P.

CSP II Coinvestment, L.P.

DBD Cayman Holdings, Ltd.

DBD Cayman, Ltd.

TCG Holdings Cayman II, L.P.

TC Group Cayman Investment Holdings, L.P.

Following an internal reorganization on May 2, 2012, TC Group Cayman Investment Holdings, L.P. is no longer the managing member of TC Group CSP II, L.L.C. Accordingly, DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P. and , TC Group Cayman Investment Holdings, L.P. may no longer be deemed to beneficially own the shares reported herein.

SCHEDULE 13G

CUSIP No. 74973W107	Page 17 of 22

	(b)	Address or Principal Business Office:

The address for each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. The address for each of the other Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

	(c)	Citizenship:

Each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is organized under the laws of the Cayman Islands. Each of the other Reporting Persons is organized under the laws of the state of Delaware.

	(d)	Title of Class of Securities:

Common Stock, $0.01 par value (“Common Stock”)

	(e)	CUSIP Number:

74973W107

ITEM 3.

Not applicable.

SCHEDULE 13G

CUSIP No. 74973W107	Page 18 of 22

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2012, based upon 30,327,939 shares of the Issuer’s Common Stock outstanding as of October 26, 2012.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	2,031,615	6.7%	0	2,031,615	0	2,031,615
The Carlyle Group L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
Carlyle Holdings I GP Inc.	2,031,615	6.7%	0	2,031,615	0	2,031,615
Carlyle Holdings I GP Sub L.L.C.	2,031,615	6.7%	0	2,031,615	0	2,031,615
Carlyle Holdings I L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TC Group, L.L.C.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TC Group Sub L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
TC Group CSP II, L.L.C.	2,031,615	6.7%	0	2,031,615	0	2,031,615
CSP II General Partner, L.P.	2,031,615	6.7%	0	2,031,615	0	2,031,615
Carlyle Strategic Partners II, L.P.	1,963,371	6.5%	0	1,963,371	0	1,963,371
CSP II Coinvestment, L.P.	68,244	0.2%	0	68,244	0	68,244
DBD Cayman Holdings, Ltd.	0	0.0%	0	0	0	0
DBD Cayman, Ltd.	0	0.0%	0	0	0	0
TCG Holdings Cayman II, L.P.	0	0.0%	0	0	0	0

Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. are the record owners of 1,963,371 and 68,244 shares of Common Stock, respectively. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. Accordingly, each of the forgoing entities may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

SCHEDULE 13G

CUSIP No. 74973W107	Page 19 of 22

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SCHEDULE 13G

CUSIP No. 74973W107	Page 20 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I L.P.
By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

SCHEDULE 13G

CUSIP No. 74973W107	Page 21 of 22

TC GROUP, L.L.C.
By: Carlyle Holdings I L.P., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP SUB L.P.
By: TC Group, L.L.C., its general partner
By: Carlyle Holdings I L.P., its managing member

By:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Chairman

TC Group CSP II, L.L.C.

by:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Managing Director

CSP II General Partner, L.P.

by:	/s/ John Beczak
Name:	John Beczak
Title:	Authorized Person

Carlyle Strategic Partners II, L.P.
by: CSP II General Partner, L.P., its general partner

by:	/s/ John Beczak
Name:	John Beczak
Title:	Authorized Person

CSP II Coinvestment, L.P.
by: CSP II General Partner, L.P., its general partner

by:	/s/ John Beczak
Name:	John Beczak
Title:	Authorized Person

DBD Cayman Holdings, Ltd.

by:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

SCHEDULE 13G

CUSIP No. 74973W107	Page 22 of 22

DBD Cayman, Ltd.
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

TCG Holdings Cayman II, L.P.
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	Daniel D’Aniello
Title:	Ordinary Member

TC Group Cayman Investment Holdings, L.P.
by: TCG Holdings Cayman II, L.P., its general partner
by: DBD Cayman, Ltd., its general partner
by: DBD Cayman Holdings, Ltd., its sole shareholder

by:	/s/ John Beczak, attorney-in-fact
Name:	David M. Rubenstein
Title:	Ordinary Member

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney

99	Joint Filing Agreement